Exhibit 10.2
OMNITURE, INC.
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
     THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered into by and between                      (“Employee”) and Omniture, Inc. (the “Company”), effective as of May 13, 2009 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. The Company and Employee entered into a Change of Control Agreement, dated                     , which was later amended by the parties on December ___, 2008 (the “Previous Agreement”). This Agreement amends and restates the Previous Agreement.
     5. Certain capitalized terms used in this Agreement are defined in Section 7 below.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, the Company and Employee hereby agree that the Previous Agreement is hereby amended and restated as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and Employee (an “Employment Agreement”). If Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
     3. Severance Benefits.
          (a) Involuntary Termination other than for Cause, Voluntary Termination for Good Reason or Death or Disability during the Change of Control Period. If within the period commencing three (3) months prior to a Change of Control and ending twelve (12) months following a Change of Control (the “Change of Control Period”), (i) Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason (as defined below) or (ii) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment for other than Cause (as defined below), or (iii) Employee dies or terminates employment due to becoming Disabled (as defined below) and Employee, except in the case of death, signs and does not revoke a standard release of claims with the Company in the form attached hereto as Exhibit A (the “Release”), then Employee shall receive the following severance from the Company:
               (i) Severance Payment. Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to one hundred percent (100%) of Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control or (B) Employee’s termination, whichever is greater) plus an amount equal to Employee’s average annual bonus for the two (2) fiscal years prior to the fiscal year in which the Change of Control or Employee’s termination occurs, whichever is greater.
               (ii) Equity Compensation Acceleration. One hundred percent (100%) of the Employee’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) shall immediately vest and become exercisable. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
               (iii) Continued Employee Benefits. Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.
          (b) Release of Claims. The receipt of any severance pursuant to Section 3(a) above will be subject to Employee signing and not revoking the Release and provided that the Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Company shall provide the Release to Employee within two (2) business days of termination. If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
          (c) Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee other than for Good Reason, or (ii) for Cause by the Company, then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (d) Termination Outside of Change of Control Period. In the event Employee’s employment is terminated for any reason, either prior to the Change of Control Period or after the Change of Control Period, then Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (e) Internal Revenue Code Section 409A.
               (i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.
               (ii) Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by clause (iii) below. Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement. If Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to

Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.
               (iii) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
               (iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
               (v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
               (vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     4. Coordination with Existing Agreements. In the event of a termination of Employee’s employment within the Change of Control Period, the provisions of this Agreement are intended to enhance, but not be additive, to any pre-existing written agreements between the Company and

Employee. For example, if Employee’s employment agreement with the Company provides for a specified cash payment upon a termination without cause, and severance payments are triggered under both the employment agreement and this Agreement, Employee shall be entitled to the larger cash payment provided in either agreement but shall not be entitled to the sum of the two cash payments. The same principle applies to the other individual elements of severance provided herein including equity compensation award accelerated vesting. Except as otherwise provided in this Section 4, the benefits provided to Employee under this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, and including pursuant to the Company’s other severance plans, arrangements or practices.
     5. Conditional Nature of Severance Payments and Benefits.
          (a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments and benefits set forth in Section 3(a) above (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee’s compliance in all respects with any covenant not to compete in effect between Employee and the Company on the date of this Agreement during the twelve (12) months following the termination of Employee’s employment with the Company.
          (b) Remedy for Breach. Upon any breach by Employee of the covenant not to compete referred to in Section 5(a) above during the twelve (12) months following the termination of Employee’s employment with the Company, then, in addition to any other remedy that the Company may otherwise have, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall be required to reimburse the Company any lump-sum severance payment previously paid under Section 3(a)(i) above and the value of any welfare plan reimbursements previously paid under Section 3(a)(iii) above.
     6. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:
(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 6 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
     7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Employee, (ii) Employee being convicted of, or pleading nolo contendere to a felony, (iii) a willful act by Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Employee has not substantially performed his duties, continued violations by Employee of Employee’s obligations to the Company which are demonstrably willful and deliberate on Employee’s part.
          (b) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the

Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (c) Disability. “Disability” shall mean that Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (d) Good Reason. “Good Reason” means Employee’s resignation within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent:
               (i) a material reduction of Employee’s base salary as in effect immediately prior to such reduction; or
               (ii) a material change in the geographic location at which Employee must perform services (in other words, Employee’s relocation to a facility or an office location more than a 35-mile radius from Employee’s then present location).
Notwithstanding the foregoing, Employee agrees not to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date of such notice.
     8. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) above. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     10. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement, along with other written agreements relating to the subject matter hereof between Employee and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, and, in particular, it replaces and supersedes the Previous Agreement in its entirety.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah. The Utah state courts in Utah County, Utah and/or the United States District Court for the District of Utah in Salt Lake City shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, to be effective as of the Effective Date.

COMPANY	OMNITURE, INC.
By:
Name:
Title:

EMPLOYEE	By:
Name:
Title: